Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK Announces Second Quarter 2016 Results

BERWYN, PA, AUGUST 4, 2016 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended June 30, 2016.

AMETEK reported second quarter 2016 sales of $977.7 million, down 3% from last year’s second quarter. Operating income was $219.0 million and operating margins were 22.4% in the quarter. Diluted earnings per share declined 8% from last year’s second quarter to $0.59 per diluted share.

“Our second quarter results were in-line with our expectations despite further market weakness,” notes David A. Zapico, AMETEK Chief Executive Officer. “Our business teams continue to do a solid job managing through these challenging and uncertain market conditions.”

“Cash flow was strong, with operating cash flow of $189 million for the quarter, a 16% increase over the same period of 2015. We continue to use our cash flow to support our acquisition strategy, having closed two acquisitions subsequent to the end of the quarter,” says Mr. Zapico.

Electronic Instruments Group (EIG)

For the second quarter of 2016, EIG sales were $596.0 million, essentially flat with last year’s second quarter. Operating income was $152.1 million and operating margins were a strong 25.5%.

“Our Power & Industrial businesses had a good quarter, bolstered by contributions from the acquisitions of ESP/SurgeX and Brookfield Engineering Laboratories. This growth was more than offset by softness in our Process businesses largely as a result of the weak market conditions in oil and gas,” comments Mr. Zapico.

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AMETEK ANNOUNCES SECOND QUARTER 2016 RESULTS

Electromechanical Group (EMG)

In the second quarter, EMG sales decreased 6% to $381.7 million. Operating income was $80.3 million and operating margins were 21.0% in the quarter.

“EMG results were impacted by weakness within our Engineered Materials, Interconnects and Packaging businesses,” adds Mr. Zapico.

2016 Outlook

“The economic environment remains difficult to predict as customers remain cautious and capital projects are delayed. We believe that our business has stabilized and the second half of the year will be similar to the first half,” notes Mr. Zapico.

“We now expect 2016 sales to be down low-single digits with organic sales down mid-single digits on a percentage basis versus 2015, with earnings for 2016 in the range of $2.28 to $2.32 per diluted share,” adds Mr. Zapico.

“Third quarter 2016 sales are expected to be down mid-single digits on a percentage basis compared to last year’s third quarter. We estimate our earnings in the third quarter to be approximately $0.54 to $0.55 per diluted share,” notes Mr. Zapico.

“Despite these short-term market headwinds, I am very confident in our future growth opportunities given the high level of differentiation in our businesses, our strong operational capabilities, and our proven ability to deploy capital on strategic acquisitions. Most importantly, I am confident in our team’s ability to manage through these challenging times and execute on the long-term growth strategies that will continue to make AMETEK successful,” concludes Mr. Zapico.

Conference Call
The Company will webcast its Second Quarter 2016 investor conference call on Thursday, August 4, 2016 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

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AMETEK ANNOUNCES SECOND QUARTER 2016 RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect AMETEK’s future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$977,706	$1,003,726	$1,922,104	$1,987,785

Operating expenses:
Cost of sales, excluding depreciation	621,584	633,925	1,226,940	1,269,890
Selling, general and administrative	118,959	112,702	231,153	223,586
Depreciation	18,127	16,780	36,452	33,038

Total operating expenses	758,670	763,407	1,494,545	1,526,514

Operating income	219,036	240,319	427,559	461,271
Other expenses:
Interest expense	(23,706)	(22,678)	(47,107)	(45,364)
Other, net	(4,769)	(2,493)	(6,849)	(3,973)

Income before income taxes	190,561	215,148	373,603	411,934
Provision for income taxes	52,368	59,635	101,240	114,314

Net income	$138,193	$155,513	$272,363	$297,620

Diluted earnings per share	$0.59	$0.64	$1.16	$1.22

Basic earnings per share	$0.59	$0.64	$1.16	$1.23

Weighted average common shares outstanding:
Diluted shares	234,790	243,621	235,503	243,209

Basic shares	233,285	241,498	234,134	241,222

Dividends per share	$0.09	$0.09	$0.18	$0.18

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales:
Electronic Instruments	$595,992	$596,464	$1,164,948	$1,190,262
Electromechanical	381,714	407,262	757,156	797,523

Consolidated net sales	$977,706	$1,003,726	$1,922,104	$1,987,785

Income:
Segment operating income:
Electronic Instruments	$152,115	$163,993	$293,947	$315,210
Electromechanical	80,316	89,294	159,742	171,258

Total segment operating income	232,431	253,287	453,689	486,468
Corporate administrative and other expenses	(13,395)	(12,968)	(26,130)	(25,197)

Consolidated operating income	$219,036	$240,319	$427,559	$461,271

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$456,195	$381,005
Receivables, net	596,589	603,295
Inventories, net	536,971	514,451
Other current assets	117,867	120,076

Total current assets	1,707,622	1,618,827

Property, plant and equipment, net	475,471	484,548
Goodwill	2,827,460	2,706,633
Other intangibles, investments and other assets	1,945,227	1,850,442

Total assets	$6,955,780	$6,660,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$599,329	$384,924
Accounts payable and accruals	608,133	639,097

Total current liabilities	1,207,462	1,024,021

Long-term debt, net	1,542,823	1,553,116
Deferred income taxes and other long-term liabilities	848,918	828,687
Stockholders’ equity	3,356,577	3,254,626

Total liabilities and stockholders’ equity	$6,955,780	$6,660,450